PROSPECTUS SUPPLEMENT
  (To prospectus dated July 7, 2004)

                                              $1,355,000,000
                                     STUDENT LOAN ASSET-BACKED NOTES
          [LOGO]

                                     NELNET STUDENT LOAN TRUST 2004-3
                                                  ISSUER

NELNET STUDENT LOAN FUNDING, LLC          NATIONAL EDUCATION LOAN NETWORK, INC.
            SPONSOR                        MASTER SERVICER AND ADMINISTRATOR

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         YOU SHOULD CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE S-11
OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 1 OF THE PROSPECTUS.

         THE NOTES ARE OBLIGATIONS PAYABLE SOLELY FROM THE COLLATERAL DESCRIBED IN THIS PROSPECTUS SUPPLEMENT AND IN THE PROSPECTUS. THIS PROSPECTUS SUPPLEMENT MAY BE USED TO OFFER AND SELL THE OFFERED NOTES ONLY IF ACCOMPANIED BY THE PROSPECTUS.
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                       Notes are being offered in the following classes:


                                                                        UNDERWRITING     FINAL
                     PRINCIPAL                   PRICE TO   PROCEEDS TO    FEES AND     MATURITY
                      AMOUNT     INTEREST RATE    PUBLIC     ISSUER(1)   COMMISSIONS      DATE
                      ------     -------------    ------     ---------   -----------      ----
 CLASS A-1 NOTES  $200,000,000   3-month LIBOR     100%      $200,000,000    0.160%  January 25, 2011
                                    plus 0.00%
 CLASS A-2 NOTES  $335,000,000   3-month LIBOR     100%      $335,000,000    0.180%  January 25, 2016
                                    plus 0.03%
 CLASS A-3 NOTES  $160,000,000   3-month LIBOR     100%      $160,000,000    0.200%     July 25, 2016
                                    plus 0.09%
 CLASS A-4 NOTES  $246,000,000   3-month LIBOR     100%      $246,000,000    0.230%  January 25, 2021
                                    plus 0.15%
 CLASS A-5 NOTES  $373,300,000   3-month LIBOR     100%      $373,300,000    0.260%  October 25, 2036
                                    plus 0.18%
 CLASS B NOTES    $ 40,700,000   3-month LIBOR     100%      $ 40,700,000    0.330%  October 25, 2040
                  ------------      plus 0.35%               ------------

        TOTAL   $1,355,000,000                             $1,355,000,000

        ----------------------
        (1) The sponsor will pay underwriting fees and commissions and the costs of issuing the notes from its own funds, and not from the proceeds of the sale of the notes.

        o The notes will be secured by a pool of student loans originated under the Federal Family Education Loan Program, a cash reserve fund and the other money and investments pledged to the indenture trustee.

        o Receipts of principal and certain other payments received on the student loans held in the trust estate will be allocated on quarterly distribution dates for payment of the principal of the notes beginning January 25, 2005. Funds will be allocated to provide for sequential payment of principal on the class A-1 through class A-5 notes, in that order, until paid in full. The class B notes will not receive principal until the stepdown date, which is scheduled to occur on the July 2010 quarterly distribution date, and then will be allocated principal on a pro rata basis with the class A notes, so long as no trigger event is in effect on the related quarterly distribution date.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The underwriters named below are offering the notes subject to approval of certain legal matters by their counsel. The notes will be delivered in book-entry form only on or about July 28, 2004.

                           JOINT BOOK-RUNNING MANAGERS
BANC OF AMERICA SECURITIES LLC                         DEUTSCHE BANK SECURITIES

                                   CO-MANAGERS
   MELLON FINANCIAL MARKETS, LLC
                                     MERRILL LYNCH & CO.
                                                              RBC DAIN RAUSCHER

                                  July 20, 2004

                             PURPOSE FOR THE FILING

        Nelnet Student Loan Funding, LLC, as the Registrant for the Trust, is filing this Prospectus Supplement on behalf of the Trust, solely to obtain a Central Index Key number and access codes for the Commission's Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") system for the Trust. The original Prospectus Supplement for the Trust's securities was filed with the Commission on July 22, 2004 and can be found at Link to http://www.sec.gov/Archives/edgar/data/1166221/000087015604000057/final.txt. The original Prospectus Supplement, as amended, is incorporated herein by reference.